Exhibit 99.1

CONTACTS:	Nautilus, Inc.	ICR, Inc.
	Ron Arp	John Mills
	(360) 859-2514	(310) 954-1105

NAUTILUS, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007

Vancouver, Wash. – February 13, 2008 – Fitness company Nautilus, Inc. (NYSE: NLS) today announced unaudited results for the three months and fiscal year ended December 31, 2007.

Net sales from continuing operations for the three months ended December 31, 2007, were $147.3 million compared to $185.1 million for the corresponding period last year, a decrease of 20 percent. Loss from continuing operations for the quarter was $31.4 million or $0.99 per diluted share, compared to income from continuing operations of $12.6 million or $0.40 per diluted share for the fourth quarter of 2006.

The results from continuing operations for the current and prior periods exclude the Company’s apparel segment, which is considered a discontinued operation as it is currently offered for sale. Sales from discontinued operations of the company’s former apparel segment were $12.4 million for the fourth quarter 2007 and $67.1 million for the full year 2007. Discontinued operations resulted in a pre-tax loss of $17.1 million in the quarter, primarily reflecting an impairment of $15.9 million in book value of the apparel segment.

Net loss for the quarter was $47.7 million, or $1.51 per diluted share, compared to net income of $12.9 million, or $0.41 per diluted share for the fourth quarter of 2006.

The fourth quarter 2007 loss from continuing operations before income taxes of $48.7 million included certain pre-tax charges totaling $45.1 million. Included in this amount:

•	$19.4 million related to the suspended acquisition of the Land America manufacturing facility in China;

•	$16.9 million in costs associated with inventory and warranty reserves related to certain commercial cardiovascular products;

•	$3.0 million for intellectual property impairments, and;

•	$5.8 million for other items including expenses related to the special shareholder meeting, the cost to exit certain marketing contracts, staff restructuring and debt restructuring.

For the twelve months ended December 31, 2007, the Company generated $502.1 million in net sales from continuing operations compared to $617.3 million in the fiscal year ended December 31, 2006, a 19 percent decrease. Loss from continuing operations for fiscal year 2007 was $45.0 million, compared to income from continuing operations of $24.9 million in fiscal 2006.

“After a very difficult year in 2007, our newly reconstituted board and management are making the necessary strategic improvements to restore the Company to profitability,” said Bob Falcone, President and CEO of Nautilus, Inc.

“We are making significant adjustments in our business and cost structure to achieve improvements in both gross and operating margins. We recorded substantial charges during the fourth quarter as we make the necessary strategic corrections to our business model to reposition us for long-term growth and profitability.

“In this economic environment, our path to profitability initially will come from cost containment and margin improvements rather than from sales growth. We will be making better selling decisions, introducing new products to the marketplace only when they are ready, and be more disciplined about product segmentation into the right channels.”

The conference call is scheduled for 5:00 p.m. EST (2:00 p.m. PST), February 13, 2008. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 926-6502 in North America and (212) 231-2903 from outside North America. Participants will include: Bob Falcone, President and Chief Executive Officer and Bill Meadowcroft, Chief Financial Officer.

A telephonic playback will be available from 4:00 p.m. PST, February 13, through 4:00 p.m. PST, February 27, 2008. North American callers can dial (800) 633-8284, and international callers can dial (402) 977-9140 to hear the playback. The passcode is 21372770.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning estimated future profitability and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, manufacturing quality issues resulting in increased warranty costs, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

(Preliminary unaudited, in thousands)

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,121	$2,997
Trade receivables, net	88,241	128,427
Inventories	58,910	55,548
Prepaid expenses and other current assets	8,759	22,739
Income taxes receivable	12,018	—
Short-term note receivable	2,384	2,461
Assets of discontinued operations	73,781	90,192
Assets held for sale	1,677	1,677
Deferred tax assets	21,015	4,961

Total current assets	271,906	309,002

PROPERTY, PLANT AND EQUIPMENT, net	42,291	51,420
GOODWILL	32,743	32,896
INTANGIBLE AND OTHER ASSETS, net	44,086	31,624

TOTAL ASSETS	$391,026	$424,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$44,458	$57,285
Accrued liabilities	43,438	29,176
Short-term borrowings	79,000	47,500
Income taxes payable	1,175	5,584
Customer deposits	2,925	2,229
Liabilities of discontinued operations	14,835	16,236

Total current liabilities	185,831	158,010

NONCURRENT DEFERRED TAX LIABILITIES	7,731	10,298
LONG-TERM TAXES PAYABLE	2,958	—
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	4,346	1,026
Retained earnings	183,072	251,418
Accumulated other comprehensive income	7,088	4,190

Total stockholders’ equity	194,506	256,634

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$391,026	$424,942

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Preliminary unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
NET SALES	$147,317	$185,092	$502,088	$617,271
COST OF SALES	110,686	103,928	317,570	346,012

Gross profit	36,631	81,164	184,518	271,259

OPERATING EXPENSES:
Selling and marketing	42,929	45,950	181,217	175,307
General and administrative	37,561	11,951	74,606	46,897
Research and development	2,136	2,210	9,390	8,761
Royalties	1,422	1,606	5,953	5,536
Litigation settlement	—	—	(18,300)	—

Total operating expenses	84,048	61,717	252,866	236,501

OPERATING INCOME (LOSS)	(47,417)	19,447	(68,348)	34,758
OTHER INCOME (EXPENSE):
Interest income	121	145	364	710
Interest expense	(1,659)	(952)	(5,014)	(2,676)
Other income (expense), net	211	163	1,234	1,224

Total other income (expense)	(1,327)	(644)	(3,416)	(742)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(48,744)	18,803	(71,764)	34,016

INCOME TAX EXPENSE (BENEFIT)	(17,385)	6,221	(26,782)	9,096

INCOME (LOSS) FROM CONTINUING OPERATIONS	(31,359)	12,582	(44,982)	24,920

DISCONTINUED OPERATIONS:
Gain (loss) from discontinued operations	(17,104)	405	(10,523)	6,653
Income tax expense (benefit) from discontinued operations	(778)	134	2,055	2,473

Gain (loss) from discontinued operations	(16,326)	271	(12,578)	4,180

NET INCOME (LOSS)	$(47,685)	$12,853	$(57,560)	$29,100

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
BASIC	$(0.99)	$0.40	$(1.43)	$0.77
DILUTED	$(0.99)	$0.40	$(1.43)	$0.77

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS:
BASIC	$(0.52)	$0.01	$(0.40)	$0.13
DILUTED	$(0.52)	$0.01	$(0.40)	$0.13

EARNINGS (LOSS) PER SHARE:
BASIC	$(1.51)	$0.41	$(1.83)	$0.90
DILUTED	$(1.51)	$0.41	$(1.83)	$0.90

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,555	31,478	31,538	32,300
DILUTED	31,555	31,642	31,538	32,457